EXHIBIT 10.1

MUTUAL RELEASE AND SETTLEMENT AGREEMENT

This is a Mutual Release and Settlement Agreement (“Settlement”) dated as of September 29, 2006, between Charys Holding Company, Inc., a Delaware Corporation (“Charys”) and its affiliated and related companies and entities Viasys Services Inc., Viasys Network Services Inc. (hereinafter collectively referred to as the “Company”) and New Viasys Holdings LLC, a Delaware limited liability company and its affiliated and related companies and entities (hereinafter referred to as “New Viasys”).

WHEREAS, disputes (referred to collectively as the “Disputes”) have arisen involving the Company and New Viasys related to that certain Stock Purchase Agreement dated November 1, 2005 between the Company and New Viasys (the “Agreement”) and the agreements and other documents associated with the Agreement (referred to collectively as the “Transaction Documents”);

WHEREAS, the Company and New Viasys desire to settle and resolve the Disputes.

THEREFORE, for the consideration and mutual promises listed below, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows (Capitalized terms not defined herein but defined in the Transaction Documents shall have the definitions given in the Transaction Documents):

1.             Payment Price

(a)           The Agreement called for part of the Base Purchase Price to be a subordinated secured promissory note in the original principal amount of $3,500,000.00.  The Note was secured by a Security Agreement giving New Viasys a security interest in the

Collateral described in Schedule 1.3.1(a) to the Agreement (the “Security Agreement”).

(b)           As a condition precedent to the Company’s obligations under this Settlement, at the closing of this Settlement (the “Closing”): (i) New Viasys shall cancel the Note and return the original Note to Charys, and (ii) Section 1.5 of the Agreement shall be of no further force and effect, and (iii) Charys shall have completed a financing transaction in the approximate amount of $20,000,000.

(c)           As a condition precedent to New Viasys’s obligations under this Settlement, Charys: (i) shall pay to New Viasys at Closing, in immediately available funds the sum of $372,424.00; (ii) shall agree to pay within 60 days after Closing the amount of $426,333.00, $333,333.00 as Adjusted Base Purchase Price plus $93,000.00 in interest (collectively, $372,424.00 and $426,333.00, the “Settlement Amount”); and (iii) shall have completed a  financing transaction in the approximate amount of $20,000,000.

(d)           The Company and New Viasys shall terminate the Security Agreement at the Closing, which Security Agreement shall be of no further force and effect.  The Company and New Viasys shall take such steps as are reasonably necessary to put the Collateral in such condition (with respect to its custody and possession only) as it was prior to the Security Agreement.  New Viasys shall have no further interest in the Collateral.  For the avoidance of doubt, the security agreement entered into by the parties with respect to the VA Job (as defined in Section 5(a) below) shall remain in full force and effect.

2.             Escrowed Shares and Additional Shares of Charys Stock; Promissory Note

(a)           Pursuant to the Agreement, Charys deposited 500,000 shares of unregistered Charys common stock in Escrow (the “Escrow Shares”) with the law firm of Brown

Raysman Millstein Felder & Steiner LLP, with offices at 900 Third Avenue, New York, NY 10022 (the “Escrow Agent”).

(b)           At the Closing, Charys shall direct the Escrow Agent to release the Escrow Shares pursuant to the provisions of the Escrow Agreement, and Charys will issue an additional 225,000 shares of unregistered Charys common stock (the “Additional Shares”), all as follows:

(i)            To Mel Harris, 367,305 shares of the Escrow Shares and 112,500 of the Additional Shares; and

(ii)           To Steven Posner, 132,695 shares of the Escrow Shares and 112,500 of the Additional Shares.

(c)           The Escrow Shares and the Additional Shares shall have the registration rights set forth in the Registration Rights Agreement attached hereto as Exhibit 2(c) and made a part hereof.

(d)           As of the date that is one year after the Closing date (the “Put Date”), Mel Harris or Steven Posner or both will have the right to require Charys to repurchase at a purchase price of $6.50 per share that number of shares designated in the notice to Charys stating the intention to exercise the put (the “Shareholder Put Right”).  The Shareholder Put Right shall expire 90 days after the Put Date (the “Put Expiration Date”) if the exercise of the Shareholder Put Right is not initiated by the Put Expiration Date.  Mel Harris or Steven Posner or both, as the case may be, shall initiate the Shareholder Put Right by sending written notice to Charys indicating his intent to exercise the Shareholder Put Right not later than the Put Expiration Date.  Promptly after receipt of a timely notice of intent to exercise the Shareholder Put Right, Charys and Mel Harris or Steven Posner or both, as the case may be, shall take such steps as are necessary to consummate the repurchase of the Escrow Shares and the Additional Shares.  Charys may pay for some or all of the shares put to Charys pursuant to this provision by means of a promissory note bearing interest at a rate equal to 10% per annum with a term of not more than six months, which promissory note shall be secured by the Charys shares.

(e)           At the Closing, Charys shall issue promissory notes (the “Promissory Notes”) to Mel Harris and Steven Posner, in amounts determined by the difference between $3.5 million and the value of the Escrow Shares and the Additional Shares as determined by the average closing price of those shares for the ten trading days ending on September 29, 2006 (the per share price as co computed, the “Computed Value”) allocated between Mel Harris and Steven Posner as follows:

(i)            To Mel Harris, the difference between $2,316,300 and the Computed Value of 479,805 shares of Charys common stock; and

(ii)           To Steven Posner, the difference between $1,183,700 and the Computed Value of 245,195 shares of Charys common stock.

The Promissory Notes shall be substantially in the form of Exhibit 2(e).

3.             Standby Letters of Credit.

(a)           Section 5.2 of the Agreement called for Charys to put an irrevocable standby letter of credit in place to replace New Viasys’ standby letter of credit #11171 securing an irrevocable letter of credit for the Policies in the amount of $1,350,000.  This obligation has been extended by letter agreement three times.

(b)           As a condition precedent to the Company’s obligations under this Settlement, Charys’ obligation to establish such standby letter of credit shall be extended to December 31, 2006; provided, however, that such extension shall not result in the requirement of additional amounts to be paid by New Viasys under its standby letter of credit, and provided, further, that the Company is not in default under the terms of New Viasys’ standby letter of credit.  Upon replacement of the standby letter of credit, Charys will return the original Standby letter of credit and any associated collateral to New Viasys.

(c)           Charys herby warrants and covenants that it shall indemnify and hold New Viasys harmless from and against any liability or obligation arising from the obligation to secure the irrevocable letter of credit and any associated collateral for the Policies.

4.             Security Bond.

(a)           Section 5.9 of the Agreement called for Charys to secure the release of New Viasys, as principal, from the Liberty Mutual Insurance Company surety Bond no. 964-001-334 in the amount of $375,000.

(b)           As a condition precedent to the Company’s obligations under this Settlement, Charys’ obligation to secure the release of New Viasys, as principal, from the Liberty Mutual Insurance Company surety Bond no. 964-001-334 in the amount of $375,000 shall be extended to December 31, 2006; provided, however, that such extension shall not result in the requirement of additional amounts to be paid by New Viasys under such surety bond, and provided, further, that the Company is not in default under the terms of such surety bond.  Upon replacement of the surety bond, Charys will return the original surety bond to New Viasys.

(c)           Charys herby warrants and covenants that it shall indemnify and hold New Viasys harmless from and against any liability or obligation arising from the obligations under the Liberty Mutual Insurance Company surety Bond no. 964-001-334 in the amount of $375,000.

5.             Provisions Relating to Contract for the VA Job

(a)           In connection with the closing of the Agreement, the parties entered into a Management Agreement by which the Company managed Contract No. C00016042T01 with the Virginia Department of Transportation (the “VA Job”) for the benefit of New Viasys and in connection herewith the parties shall enter into the First Amendment to Management Agreement as provided in the “First Amendment to Management Agreement” a copy of which is attached hereto as Exhibit 5.

6.             Settlement of Litigation

(a)           Section 11.2(d) of the Agreement provided that Charys would be indemnified by New Viasys for all Losses in excess of one million dollars ($1,000,000) arising from the litigation with Lumbermen’s Mutual Casualty Co. (“Lumbermen’s”) captioned Lumbermen’s Mutual Casualty Company v. Able Telecommunications & Power, Inc., Transportation Safety Contractors, Inc. and Georgia Electric Company, United States District Court, Northern District of Georgia, Atlanta Division, Case No. 1:04-CV-339-WSD.  That litigation was settled by the payment to Lumbermen’s of 400,000 shares of Charys stock and $200,000 in cash paid by New Viasys pursuant to an oral agreement between Charys and New Viasys.  The agreement between Charys and Lumbermen’s established an agreed upon value of $4.83 per share giving the settlement an agreed upon value between Charys and Lumbermen’s of $1,932,000 (the “Lumbermen’s Settlement Amount”).  Charys has stated that it has an indemnification claim against New Viasys for $732,000, the agreed value of the Charys shares, less the $200,000 paid in cash by New Viasys.  It is New Viasys’ contention that the indemnity contained in the Agreement related only to cash paid by Charys to Lumbermen’s and not to any artificial value of the Charys shares.

(b)           As a material part of this Settlement and contingent upon the satisfaction of the conditions precedent to the Company’s obligations, Charys shall release its claim against New Viasys for the indemnified portion of the Lumbermen’s Settlement Amount and New Viasys shall release Charys for New Viasys’ claim for the $200,000 paid by it to Lumbermen’s.

7.             Executory Obligations under the Agreement.

(a)           In addition to the various obligations referred to in Sections 1 through 6 above, the Agreement provided for a number of other obligations that, at the time of the closing of the Agreement, had not been fulfilled by Charys as obligor (the “Charys Executory Obligations”) or by New Viasys as obligor (the “New Viasys Executory Obligations”).

(b)           The indemnification by Seller contained in Section 11.2 of the Agreement shall be amended and restated as follows:

“11.2       Indemnification by Seller.  Subject to this Article 11, including, without limitation, the provisions of Section 11.3, Purchaser and its officers, directors, employees, shareholders, representatives and agents (collectively, the “Purchaser Indemnified Parties”) shall be indemnified and held harmless by Seller at all times after the Effective Date, against and in respect of any and all damage, loss, deficiency, liability, obligation, commitment, cost or expense (including the reasonable fees and expenses of counsel) (collectively, “Losses”) resulting from, or in respect of, all Tax liabilities of the Company, including federal, state and local Tax liability, together with any interest or penalties thereon or related thereto for all periods ending on or prior to the Effective Date but excluding any Taxes to the extent there is an accrual or reserve on the Post Closing Audit and any Tax liability of Seller arising in connection with the transactions contemplated hereby.  Any Taxes, penalties or interest attributable to the operations of the Company payable as a result of an audit of any Tax Return for any period ending on or prior to the Effective Date shall be deemed to have accrued in the period to which such Taxes, penalties or interest are attributable.”

(c)           The indemnification by Purchaser contained in Section 11.5 of the Agreement shall remain in full force and effect with the exception that Charys shall be released from its obligation under Section 11.5(a); provided, however, that the indemnification obligations of Charys with respect to its continuing obligations under this Settlement shall remain in full force and effect.

(d)           Except as expressly set forth herein and subject to the satisfaction of the conditions precedent for the Company’s obligations under this Settlement, the Company for itself, its successors and assigns, does hereby, now and forever, fully and finally, RELEASE, acquit and discharge New Viasys including without limitation, its past or present successors, assigns, representatives, employees, officers, directors, agents, attorneys, affiliates, parent and subsidiary corporations, insurers, divisions (collectively referred to hereinafter as “New Viasys Releasees”), from any and all claims, responsibility, covenants, suits, judgments, demands, indebtedness, promises, agreements, actions, causes of action, obligations, damages, costs, expenses, compensation or liabilities of any type or nature whatsoever (collectively, “Claims”) which the Company now has, might have, or might claim to have, against any of the New Viasys Releasees at this time, whether or not known, suspected, developed or undeveloped, anticipated or unanticipated, in law or in equity, including but not limited to those which arise under, arise out of, relate to, or are connected with the New Viasys Executory Obligations.

(e)           Except as expressly set forth herein and subject to the satisfaction of the conditions precedent for New Viasys’ obligations under this Settlement, New Viasys for itself, its successors and assigns, does hereby, now and forever, fully and finally, RELEASE, acquit and discharge Charys including without limitation, its past or present successors, assigns, representatives, employees, officers, directors, agents, attorneys, affiliates, parent and subsidiary corporations, insurers, divisions (collectively referred to hereinafter as “Charys Releasees”), from any and all Claims which New Viasys now has, might have, or might claim to have, against any of the Charys Releasees at this time, whether or not known, suspected, developed or undeveloped, anticipated or unanticipated, in law or in equity, including but not limited to those which arise under, arise out of, relate to, or are connected with the Charys Executory Obligations, but excluding any and all Claims relating to or arising under this Settlement and the covenants of the Company made in Sections 5.4, 5.7 and 5.8 of the Agreement.

8.             Representations and Warranties

(a)           Each party executing this Agreement represents and warrants to the other party hereto that it has not made any assignments or transfers of any claims relating to the subject matter of this Agreement and that the person executing this Agreement on its behalf has full authority to do so and is legally competent to do so.  Each party also represents that it has not made and will not make any assignments or transfers for the purpose of avoiding any of  the requirements contained in this Agreement, has not formed and will not form any new entities or associations for the purpose of avoiding any of the requirements contained in this Agreement, and has not and will not take any other action to circumvent or otherwise avoid any of the terms of this Agreement.

9.             Counterparts

The parties agree that this Agreement may be executed in multiple counterparts, or by facsimile, each of which shall be considered as an original.

10.          Interpretation

The language used in this settlement agreement shall be deemed to be language chosen by all parties hereto to express their mutual intent, and no rule of strict construction against any party shall apply to any term or condition of this Agreement.

11.          Successors

This Agreement shall inure to the benefit of and be binding upon the successors, assigns and employers of the respective parties.

12.          Arbitration

Each controversy or claim arising out of or relating to this Settlement shall be settled by arbitration in Miami, Florida before a panel of three (3) arbitrators in accordance with the commercial arbitration rules of the American Arbitration Association then in effect, as supplemented by its Large, Complex Case Rules, and judgment upon the award rendered in such arbitration shall be final and binding upon the parties and may be entered in any Federal or state court in Florida having jurisdiction over the parties.

The arbitrators shall have the authority and jurisdiction to enter any pre-arbitration awards that would aid and assist the conduct of the arbitration or preserve the parties’ rights with respect to the arbitration, as the arbitrators shall deem appropriate in their discretion.  The award of the arbitrators shall be in writing and it shall specify in reasonable detail the issues submitted to arbitration and the award of the arbitrators with respect to each of the issuers so submitted.

The prevailing party as determined by the arbitrators shall also be entitled to recover from the losing party reasonable attorneys’ fees, costs and expenses actually incurred in connection therewith and in the enforcement or collection of any judgment or award rendered therein.  Included within the costs recoverable by the prevailing party hereunder shall be filing fees, arbitration fees, arbitrators’ compensation, transcript costs, investigative costs, expert witness fees and the like.  The arbitration award will be final, binding and conclusive on all of the parties.

13.          Governing Law

This Agreement shall be deemed to be made and entered into pursuant to the laws of the State of Florida.

14.          Amendment and Modification

No modification, amendment or waiver of any provisions of this Agreement shall be effective unless approved in writing by the parties.  The failure of a party hereto at any time to require performance by the other party of any responsibility or obligation hereunder shall in no way effect the full right to require such performance in the future.  Nor shall the waiver by a party of a breach of any provision hereof constitute a waiver of any succeeding breach of the same or any such provision nor constitute a waiver of the responsibility or obligation itself.  If any provision of this Agreement is declared void, invalid or unenforceable, it shall have no effect on the validity or enforceability of any other provision hereof.

15.          Entire Agreement

It is understood and agreed that this Agreement contains the entire agreement between the parties and that no representations or agreements, oral or otherwise, between the parties not included herein shall be of any force and effect.

16.          Additional Condition Precedent

This Agreement is contingent on both parties executing it.

IN WITNESS WHEREOF, the parties hereto have made and entered into this Agreement as of the date first hereinabove set forth.

CHARYS HOLDING COMPANY, INC.

By:	/s/ Billy V. Ray, Jr.
Billy V. Ray, Jr., Chief Executive Officer

VIASYS NETWORK SERVICES, INC.

By:	/s/ Billy V. Ray, Jr.
Name: Billy V. Ray, Jr.
Title: Chairman

VIASYS SERVICES, INC.

By:	/s/ Billy V. Ray, Jr.
Name: Billy V. Ray, Jr.
Title: Chairman

NEW VIASYS HOLDINGS, LLC

By:	/s/ Mel Harris
Name: Mel Harris
Title: Manager

By:	/s/ Douglas Berman
Name: Douglas Berman
Title: Manager